Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

August 7, 2020

Akerna Corp.

1630 Welton St., Floor 4
Denver, Colorado 80202

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Akerna Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8, (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 525,000 shares of common stock of the Company, par value $0.0001 (the “Shares”), issuable upon grants of awards and exercise of options under the Company’s 2019 Long Term Incentive Plan (the “Plan”).

We have examined such documents, including the Plan, and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance, delivery, vesting and, in the case of options, payment therefor, in each case in accordance with the terms of the Plan and any relevant agreements thereunder, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ DORSEY & WHITNEY LLP

JKB/KGS